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Exhibit 10.27

SECOND AMENDMENT TO LEASE AGREEMENT

        THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Second Amendment") is made as of December             , 2003 by and between BAY MEADOWS MAIN TRACK INVESTORS, LLC, a. Delaware limited liability company ("Landlord"), as the successor-in-interest to Bay Meadows Land Company, LLC, a Delaware limited liability company, f/k/a PW Acquisitions IV, LLC ("BMLC") and BAY MEADOWS OPERATING COMPANY LLC, a Delaware limited liability company ("Tenant").

RECITALS

        A.    BMLC and Tenant entered into that certain Lease dated as of November 17, 2000 (the "Lease"), for that certain parcel of real property (the "Land") together with the horse racing facility and associated improvements (the "Main Track Improvements"), located in San Mateo County, California (as more particularly described and defined in the Lease, collectively, the "Premises").

        B.    BMLC and Tenant entered into that certain Amendment to Lease Agreement dated as of December             , 2002 (the "First Amendment"), whereby certain terms and provisions of the Lease were amended or restated as more particularly set forth therein.

        C.    Landlord and Tenant desire further to amend the Lease on the terms provided in this Second Amendment. All initially capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Lease.

        NOW, THEREFORE, in consideration of the covenants set forth herein, Landlord and Tenant agree to amend the terms and provisions of the Lease, as amended by the First Amendment, as follows:

AGREEMENT

        1.    Definitions: Term.    Sections 1(a) and (b) of the Lease, as amended by Paragraph 1 of the First Amendment, are hereby deleted and restated in their entirety as follows:

  "(a)    For the purposes of this Lease, the term shall commence on the Commencement Date (as defined in Paragraph (b) below) and terminate on the Expiration Date (as defined in Paragraph (b) below).

  (b)    The term of the Lease shall commence on the date hereof (the "Commencement Date") and shall end on December 31, 2004 (such date, or any prior date when this Lease has been terminated pursuant to the terms hereof, shall be hereinafter referred to as the "Expiration Date").

  (c)    Tenant hereby acknowledges and agrees that neither Tenant nor any of Tenant's affiliates has any "right of first offer", "right of first refusal" or any other right or interest to extend the term of the Lease or to otherwise acquire any interest in the Premises."

        2.    Rent.    Section 2 of the Lease (as amended by Paragraph 2 of the First Amendment) is hereby deleted and restated in its entirety as follows:

  "2.    Rent.    For each Lease Year, Tenant shall pay to Landlord at Landlord's address for notices in Section 21 below, or to such other person or at such place as Landlord may direct by written notice from time to time, without demand, set-off or deduction:

Lease Year	Annual Rent
Commencement Date to December 31, 2001	$1.00
January 1, 2002 to December 31, 2002	$1.00
January 1, 2003 to December 31, 2003	$3,250,000
January 1, 2004 to December 31, 2004	$4,000,000

        Rent payable for any calendar year during the term of this Lease shall be due and payable in advance on January 1 of any such calendar year. Landlord acknowledges that concurrently with the rent payment due on January 1, 2003, Tenant paid and reimbursed Landlord for real property taxes previously paid by Landlord with respect to the Premises the sum of Six Hundred Ninety Thousand Three Hundred Sixty Eight Dollars ($690,368) representing property taxes paid by Landlord through December 31, 2002. Landlord and Tenant acknowledge that pursuant to Section 5(a) of the Lease, Landlord and Tenant are each responsible for 50% of the Real Estate Taxes on the Land and the Main Track Improvements constituting a portion of the Premises."

        3.    Artwork.    Pursuant to that certain Bill of Sale dated April 1, 2001, Tenant acquired all of Landlord's right, title and interest in and to the certain artwork and other items as set forth in Exhibit B attached to the Lease (as such artwork exists on the date of this Second Amendment, the "Artwork"). Landlord shall have the right to reacquire the Artwork at the expiration or other termination of the Lease. In the event Landlord desires so to reacquire the Artwork, Landlord shall (a) obtain at Landlord's cost an appraisal of the fair market value of the Artwork by an appraiser selected by Landlord and approved by Tenant in the exercise of its reasonable judgment, and (b) within ten (10) business days following the receipt of such appraisal, elect to purchase from Tenant the Artwork for a cash purchase price equal to the determined fair market value payable within ten (10) business days of such election.

        4.    FF&E and Main Track Improvements.    Tenant acknowledges that pursuant to Section 33 of the Lease, all of the Main Track Improvements, including but not limited to all barn facilities and stalls, are and shall remain the property of Landlord upon the termination of the Lease. Tenant further acknowledges and agrees that (i) all furniture, fixtures and equipment ("FF&E") associated with the Premises and the use and operation thereof as permitted and contemplated by Section 4(a) of the Lease, including, but not limited to the items identified on Schedule 1 and all replacements and additions thereto and all shares of Tenant in NOTWINC attributable to Bay Meadows (thereafter Bay Meadows interest in NOTWINC shall not exceed that of Golden Gate Fields) and (ii) any and all rights in the name "Bay Meadows", including all fictional business names, trade names, registered and unregistered trademarks, service marks and applications, including the URL and domain name www.baymeadows.com (collectively "Marks") shall be conveyed and transferred to Landlord by Tenant or any affiliate of Tenant holding interests in FF&E and Marks, including Bay Meadows Catering, a California corporation, as appropriate, without representation or warranty of any kind by Bill of Sale or Assignment. Upon and as a condition of such transfer, Tenant shall receive from Landlord consideration in cash or other readily available funds equal to the then "book" value of such FF&E. In addition to the foregoing, Landlord shall also have the right to acquire the liquor license associated with the operation of Bay Meadows for its fair market value in cash payable at the time of payment for the FF&E as provided above, and Tenant agrees to reasonably cooperate with Landlord in connection with the transfer of such liquor license so as not to interrupt any ongoing business operations at Bay Meadows.

        5.    Continued Cooperation.    Tenant and Landlord acknowledge and agree that a material consideration for this Second Amendment is the agreement by Landlord, on the one hand, and Tenant (on behalf of itself and its affiliates, Pacific Racing Association and Magna Entertainment Corp.), on the other, to cooperate in the operation of Golden Gate Fields and Bay Meadows Race Course on the terms and conditions set forth in Exhibit "A" attached hereto.

        6.    Necessary and Elective Improvements.    During the term of the Lease, Landlord and Tenant shall each pay 50% of such capital improvements to the Premises as are necessary to cause its operations to be licensed for a race meet by the CHRB and to be conducted in a safe manner for its employees and customers, other than routine maintenance and repairs, which are otherwise Tenant's responsibility under the Lease. Such necessary capital improvements shall be made at the direction of Tenant by such contractor as is selected by Tenant and reasonably approved by Landlord. It is acknowledged by Tenant and Landlord that there may be certain other improvements of an elective nature that Tenant cannot be expected to make because the term of the Lease expires on December 31, 2004 but that may be appropriate in the event the Premises are to be used as a racing facility beyond 2004. At present, such elective improvements are the pavement of certain portions of the parking lot, fire suppression for certain IT equipment, and remedial work on the roof. If Tenant desires to undertake any such elective improvements and such improvements are approved in writing by Landlord, Tenant, in the event the Lease is not extended beyond 2004, shall be reimbursed for the full actual cost of such elective improvements. In addition to the foregoing, Tenant agrees to cooperate reasonably with Landlord in connection with such additional capital improvements as Landlord shall request to the Premises upon notification to Tenant, which additional capital improvements shall be made at the sole cost and expense of Landlord and in a manner so as not to interfere with the operation of the Premises or with Tenant's quiet enjoyment thereof.

        7.    Gaming Initiatives.    Landlord and Tenant acknowledge that it is in the best interest of both Landlord and Tenant to cooperate in the pursuit of the Gaming Revenue Act of 2004 (the "Initiative"). Subject to the terms of the existing agreement between the proponents of the Initiative, including Landlord and Tenant, Landlord and Tenant each agree for the benefit of the other and their affiliates (i) to cooperate with one another in an effort to have the Initiative approved in its present form and (ii) not to take any action either directly or through others to hinder or interfere with the potential rights and benefits either Landlord or Tenant (or its affiliates) may have under the Initiative.

        8.    General and Miscellaneous.

  (a)    Representations and Warranties.    Tenant represents to Landlord that (i) the person or persons signatory to this Amendment have full power and authority to bind Tenant, and (ii) the execution and delivery of this Amendment and the performance of Tenant's obligations hereunder do not and shall not result in the violation of Tenant's organizational documents or any material contract or agreement to which tenant is a party. Landlord represents to Tenant that (i) the person or persons signatory to this Amendment have full power and authority to bind Landlord, and (ii) the execution and delivery of this Amendment and the performance of Landlord's obligations hereunder do not and shall not result in the violation of Landlord's organizational documents or any material contract or agreement to which Landlord is a party.

  (b)    Ratification.    Except as modified herein and by the First Amendment, the Lease remains unchanged and is in full force and effect.

  (c)    Counterparts.    This Amendment may be executed in counterparts, each of which shall constitute an original, but all together shall be deemed to be one agreement.

  (d)    Severability.    Any provision of this Amendment which a court of competent jurisdiction shall determine to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and all such other provisions shall remain in full force and effect.

  (e)    Applicable Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of California.

  (f)    No Recordation.    Neither this Amendment, nor a short form thereof, shall be recorded.

  (g)    Reaffirmation.    Except as specifically amended hereby, the Lease is and shall remain in full force and effect; and to the extent that there are any inconsistencies between the provisions of this Amendment and the Lease, the provisions hereof shall control.

(Remainder of Page Intentionally Blank; Signature Page Follows)

        IN WITNESS WHEREOF, this Amendment is effective as of the date first written above.

LANDLORD:	TENANT:

BAY MEADOWS MAIN TRACK INVESTORS, LLC, a Delaware limited liability company	BAY MEADOWS OPERATING COMPANY LLC, a Delaware limited liability company

	By:	Magna Entertainment Corp., a Delaware corporation

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

COOPERATION AGREEMENT

        1.    The obligations described in Paragraphs 5 and 6 below (collectively, the "Cooperation Agreement") will take effect on January 1, 2005, but only in the event that (a) the Lease term is not extended beyond December 31, 2004, and (b) Landlord has not defaulted in any of its obligations under the Lease and failed to cure such default within the applicable cure period, if any.

        2.    The Cooperation Agreement will have a term of three (3) years commencing January 1, 2005.

        3.    The Golden Gate Fields obligations (as described in Paragraph 5 below) will be binding upon Tenant and its affiliates Pacific Racing Association and Magna Entertainment Corp. ("MEC"); provided, however, that such obligations will be binding only so long as Landlord, its affiliates and/or its successors and assigns are satisfying the Bay Meadows obligations (as described in Paragraph 6 below). Any successor or assign of Tenant or MEC with respect to Golden Gate Fields shall be required to assume (to the extent applicable) the Golden Gate Fields obligations. The Golden Gate Fields obligations will run in favor of Landlord, its affiliates, and its successors and assigns, but only for so long as the Bay Meadows obligations are being satisfied.

        4.    The Bay Meadows obligations (as described in Paragraph 6 below) will be binding upon Landlord and its affiliates; provided, however, that such obligations will be binding only so long as Tenant and its affiliates are satisfying the Golden Gate Fields obligations (as provided in Paragraph 5 below). Any successor or assign of Landlord shall be required to assume the Bay Meadows obligations. The Bay Meadows obligations will run in favor of Tenant, its affiliates, and their successors and assigns, but only for so long as the Golden Gate Fields obligations are being satisfied.

        5.    The Golden Gate Fields obligations shall consist of the following:

  A.    During the time that Bay Meadows is operating its live meet, Golden Gate Fields shall make its facility available for off-track stabling and training, but only on the condition that Golden Gate Fields receives its historical relative portion of the available stabling and training funds, or other comparable consideration.

  B.    Subject to the approval of the TOC, Golden Gate Fields shall cooperate in the pooling of purse funds on a year-round basis.

  C.    MEC shall use best efforts to cause racetracks owned by it to continue to import and display the audio-visual signal on races conducted at Bay Meadows, including on its account wagering system, in a manner as was done during calendar year 2003.

  D.    At the option of Bay Meadows while conducting a live meet, Golden Gate Fields acting as an off-track wagering facility shall reasonably cooperate (at no out-of-pocket cost to Golden Gate Fields) in any promotion carried out by Bay Meadows to promote attendance and wagering at Golden Gate Fields.

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  E.    Subject to approval of the TOC, Bay Meadows and Golden Gate Fields shall continue to cooperate with each other in the maintenance of year round Horsemen's Accounts.

        6.    The Bay Meadows obligations shall consist of the following:

  A.    During the time that Golden Gate Fields is operating its live meet, Bay Meadows shall make its facility available for off-track stabling and training, but only on the condition that Bay Meadows receives its historical relative portion of the available stabling and training funds, or other comparable consideration.

  B.    Subject to the approval of the TOC, Bay Meadows shall cooperate in the pooling of purse funds on a year-round basis.

  C.    Bay Meadows shall permit the totalisator hub for Northern California to continue to be located at Bay Meadows.

  D.    Bay Meadows shall at all times use its best efforts to import into or cause to be imported into California and display the audio-visual signal on races conducted at racetracks owned by MEC to at least the same extent as was the case in the 2003 calendar year, including advocating importation and display of such races to the TOC to the extent practicable.

  E.    At the option of Golden Gate Fields while conducting a live meet, Bay Meadows acting as an off-track wagering facility shall reasonably cooperate (at no out-of-pocket cost to Bay Meadows) in any promotion carried out by Golden Gate Fields to promote attendance and wagering at Bay Meadows.

  F.    Subject to approval of the TOC, Bay Meadows and Golden Gate Fields shall continue to cooperate with each other in the maintenance of year round Horsemen's Accounts.

  G.    Bay Meadows shall provide on a non-exclusive basis the audio-visual signal from Bay Meadows races to an affiliate of Golden Gate Fields for the purpose of account wagering in a manner consistent with historical practice.

        7.    The obligations under the Cooperation Agreement shall not include on either racetrack an obligation to continue to share employees.

        8.    Bay Meadows and Golden Gate Fields (including MEC) shall cooperate with one another in any future industry wide effort on the part of the California thoroughbred tracks, the TOC, CTT and CTBA to bring additional gaming activities or revenues to race tracks in California, including from slot machines or similar gaming, and shall not take any action detrimental to the other in connection with any such California industry wide effort.

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SCHEDULE 1

FURNITURE, FIXTURES AND EQUIPMENT

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QuickLinks

SECOND AMENDMENT TO LEASE AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A COOPERATION AGREEMENT
SCHEDULE 1 FURNITURE, FIXTURES AND EQUIPMENT